Exhibit 99.2

Emergency Radiology

Services, LLC

Financial Statements as of and for the Years

Ended December 31, 2006, 2005, and 2004,

and Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Member of

Emergency Radiology Services, LLC:

We have audited the accompanying balance sheets of Emergency Radiology Services, LLC (the “Company”) as of December 31, 2006, 2005, and 2004, and the related statements of operations, member’s equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2006, 2005, and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Company has significant related-party transactions and balances; therefore, its financial position and results of operations in the accompanying financial statements may not be indicative of those that would result from transactions among unrelated parties.

/s/     Deloitte & Touche, LLP

June 6, 2007, except for Note 5, as to which the date is September 28, 2007

EMERGENCY RADIOLOGY SERVICES, LLC

BALANCE SHEETS

AS OF DECEMBER 31, 2006, 2005, AND 2004

	2006	2005	2004
ASSETS

CURRENT ASSETS:
Accounts receivable, net of allowance for doubtful accounts of $13,000, $1,000, and $0 at December 31, 2006, 2005, and 2004, respectively	$198,231	$155,741	$113,949
Member contribution receivable			1,000

Total current assets	198,231	155,741	114,949

PROPERTY AND EQUIPMENT:
Furniture, fixtures, and equipment	87,759	39,290
Less accumulated depreciation	10,425	2,401

Net property and equipment	77,334	36,889	—

TOTAL	$275,565	$192,630	$114,949

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,204	$816	$5,100
Accrued expenses	43,327	30,160	5,620
Due to related parties	173,034	104,654	55,229

Total current liabilities	218,565	135,630	65,949

CONTINGENCIES (Note 3)

MEMBER’S EQUITY	57,000	57,000	49,000

TOTAL	$275,565	$192,630	$114,949

See notes to financial statements.

EMERGENCY RADIOLOGY SERVICES, LLC

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

	2006	2005	2004
REVENUES	$1,072,666	$504,549	$110,495

OPERATING EXPENSES:
Selling, general, and administrative	1,064,642	502,148	110,495
Depreciation	8,024	2,401	—

Total operating expenses	1,072,666	504,549	110,495

INCOME FROM OPERATIONS	—	—	—

NET INCOME	$—	$—	$—

See notes to financial statements.

EMERGENCY RADIOLOGY SERVICES, LLC

STATEMENTS OF MEMBER’S EQUITY

AS OF DECEMBER 31, 2006, 2005, AND 2004

	2006	2005	2004
BALANCE — Beginning of year	$57,000	$49,000	$—

Member contributions of services (see Note 2)		8,000	49,000

Net income

Member distributions

BALANCE — End of year	$57,000	$57,000	$49,000

See notes to financial statements.

EMERGENCY RADIOLOGY SERVICES, LLC

STATEMENTS OF CASH FLOWS

AS OF DECEMBER 31, 2006, 2005, AND 2004

	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$—	$—	$—
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,024	2,401
Changes on operating assets and liabilities:
Accounts receivable	(42,490)	(41,792)	(113,949)
Accounts payable	1,388	(4,284)	5,100
Accrued expenses	13,167	24,540	5,620
Due to related parties	68,380	57,425	103,229

Net cash provided by operating activities	48,469	38,290	—

CASH FLOWS FROM INVESTING ACTIVITIES —
Purchase of property and equipment	(48,469)	(39,290)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Member contribution receivable		1,000	(1,000)
Contributions from member	—	—	1,000

Net cash provided by financing activities	—	1,000	—

NET INCREASE IN CASH EQUIVALENTS	—	—	—
CASH AND CASH EQUIVALENTS — Beginning of year	—	—	—

CASH AND CASH EQUIVALENTS — End of year	$—	$—	$—

See notes to financial statements.

EMERGENCY RADIOLOGY SERVICES, LLC

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

1.	GENERAL

Background — Emergency Radiology Services, LLC, a Minnesota Limited Liability Company (the “Company”), commenced operations in 2004. It is an arranger of on-demand teleradiology remote consultation and interpretation radiology services 24 hours a day, 7 days a week. The Company provides on-call radiology services for night, weekend, daytime, holiday, vacation backup, retirement transition, or full on-demand coverage to meet customer’s unique needs. The Company’s general offices are located in St. Paul, MN. The Company has a single reporting segment and reporting unit structure.

The Company utilizes services from certain affiliated companies. Midwest Radiology, LLLP (MWR) is the sole member of the Company and provides radiology services at imaging centers throughout Minnesota. MWR is also the sole member of Midwest Physicians Services, LLC (MPS). MPS provides management, billing, and other administrative services to the Company. St. Paul Radiology, P.A. (SPR) is also an affiliated company in that SPR is a 0.5% general partner in MWR with the remaining 99.5% limited partners being the group of individual radiologists. SPR is owned 100% by the group of individual radiologists. The radiologists, who are employed by SPR, provide the professional interpretations performed by the Company.

Basis of Presentation — The accompanying financial statements represent the results of operations, financial position, and cash flows of the Company. The financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America and include all accounts of the Company.

Use of Estimates — The preparation of the Company’s financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivables — Accounts receivable represent receivables for arranging radiology services and are recorded at the contractually allowed amount and are non-interest-bearing. An allowance for doubtful accounts is maintained and represents the Company’s best estimate of probable losses on its receivables. The allowance is provided at such time that management believes reasonable doubt exists that such balances will be collected within a reasonable period of time. The allowance is based on the Company’s historical experience and the period an account is outstanding. As of December 31, 2006, 2005, and 2004, the Company had reserved approximately $13,000, $1,000, and $0, respectively, for doubtful accounts based on its estimate of the collectibility of outstanding receivables as of that date.

Revenue Recognition and Presentation — Revenue is recognized when all significant contractual obligations have been satisfied and collection of the resulting receivable is reasonably assured. Revenue is derived from subscription fees, preliminary exam interpretation fees, and fees related to arranging final exam interpretations primarily for affiliates of related parties (see Note 2). Service revenue is recognized in the fiscal month when the service is complete.

Subscription fee revenue consists primarily of flat monthly fees charged to hospitals for making the remote teleradiology service available. Preliminary exam fee revenue earned by the Company consists of fees negotiated with the various hospitals for preliminary radiological interpretations (“preliminary reads”), net of fees paid to SPR, an affiliate, that performs the preliminary reads. See Note 2 discussing the arrangement with SPR related to preliminary reads. Final radiological interpretations (“final reads”), are also performed by the radiologists at SPR and will be billed directly by SPR or an SPR affiliate to the patient or the patient’s insurer under terms negotiated by SPR with the insurers, as under current legal regulations final reads may only be billed by a licensed physician, physician group, or hospital. The Company receives a fee from SPR for the services it provides to arrange the final reads and that fee is reported as revenue in the accompanying statements of operations.

Property and Equipment — Property and equipment are stated at cost. Depreciation is provided using straight-line method over the estimated useful lives of each asset. Furniture, fixtures, and equipment useful lives range from five to seven years.

Expenditures for maintenance, repairs, and minor renewals and betterments that do not improve or extend the life of the respective assets are charged to operating expense as incurred. All other expenditures for renewals and betterments are capitalized. Upon sale or retirement of depreciable assets, the related cost and accumulated depreciation are removed from the records and any gain or loss is reflected in operating expenses.

Income Taxes — The Company is a limited liability company and as such is not subject to federal or state income tax. Rather, the members are subject to federal income taxation based on their respective allocation of the Company’s net taxable income or loss on a cash basis. Accordingly, the Company does not record any current or deferred assets, liabilities, or expenses related to income taxes.

Non-Cash Transactions — The Company had certain non-cash financing transactions not included in the statement of cash flows for contributions from members of services which represent an increase in member’s equity of $8,000 and $48,000 at December 31, 2005 and 2004, respectively.

2.	RELATED-PARTY TRANSACTIONS

The Company has entered into an agreement with MPS to provide management, billing, and other administrative services to the Company. The services are provided for a set monthly fee and the contract is immediately cancelable upon mutual written agreement by either party. Total amounts paid for such services were $96,000 and $96,000 for the years 2006 and 2005, respectively. No fee was paid in 2004; however, an estimated value of $48,000 has been recorded by the Company as selling general and administrative expense and as an additional capital contribution from MPS.

Effective September 1, 2005, the Company began leasing space and equipment from MWR. The lease is immediately cancelable upon thirty-day written notice by either party. The total amount paid under this agreement in 2006 was $24,000. No rent was paid in 2005; however, an estimated value of $8,000 has been recorded by the Company as selling, general, and administrative expense and as an additional capital contribution from MWR.

Additionally, MWR, SPR, and MPS have agreed to provide certain staff to perform management, clerical, and marketing services for the Company. Total amounts paid related to these services were approximately $780,000, $370,000, and $49,000 for the years 2006, 2005, and 2004. These expenses are included within selling, general, and administrative expenses on the accompanying statement of operations.

In April 2007, the Company has entered into a professional services agreement with SPR, retroactive to the beginning of the Company’s operations in 2004, to receive as compensation for preliminary reads revenue after expenses incurred. The Company received compensation of approximately $283,000, $177,000, and $0 for the years ended 2006, 2005, and 2004, respectively, which is included in revenues in the accompanying statements of operations. The Company believes this compensation is a reasonable fair value for the services provided by SPR for preliminary reads.

The Company receives 21 percent of the professional fees collected by SPR for the services SPR’s employees provide on an outsourced basis to the Company to arrange the final radiologist reads. This fee is included in revenues in the accompanying statements of operations.

The Company owed approximately $173,000, $105,000, and $55,000 at December 31, 2006, 2005, and 2004, respectively, to affiliated companies related to the above-noted transactions. The Company has included the activity related to the management agreement within the operating section of the statement of cash flows. Management believes that the activities presented as related party are representative of operating activities. This payable is funded through the receipt of the accounts receivable balances and there is no interest charged.

If the Company’s cash flows are not adequate to cover operating expenses, SPR will reduce or eliminate the professional services fee in order to ensure that the Company’s operating cash flow needs are met.

The Company’s results of operations may not be indicative of those that would result from transactions among unrelated parties.

3.	CONTINGENCIES

Leases — As described in Note 2, the Company leases office space and equipment under an operating lease with an affiliate, Midwest Radiology, LLC. Total expense for the year ended December 31, 2006 was $24,000. The lease is cancelable upon thirty-day notice. Accordingly, there are no future minimum lease commitments.

Effective January 1, 2007, the Company increased the total office space leased from approximately 1,100 square feet to approximately 3,000 square feet and increased its corresponding lease rate to $77,400 per year.

Litigation — From time to time the Company is involved in various legal proceedings which are in the ordinary course of business. Management does not believe the outcome of any proceedings will have a material effect on the financial position or results of operations of the Company.

4.	SUBSEQUENT EVENTS

Effective December 28, 2006, a new company, SPR Holdings, LLC, was formed. Effective January 2, 2007, the equity held by MWR was effectively transferred to this new entity as a result of the dissolution of MWR. Concurrently, the operations of MWR were assumed by another newly formed company, Midwest Radiology, LLC, with no ownership interest in ERS. This change in ownership has no effect on the accompanying financial statements.

5.	SUBSEQUENT EVENTS AS OF SEPTEMBER 28, 2007

On July 16, 2007, the Company entered into a purchase agreement with an unrelated party, NightHawk Radiology Holdings, Inc. (“NightHawk”) to sell all of the outstanding equity interests of the Company and MPS. In accordance with the terms of the purchase agreement, the owners of the Company and MPS received an aggregate consideration of (i) $62.5 million in cash and (ii) a warrant to purchase NightHawk common shares that was issued to St. Paul Radiology. $57.5 million of the cash portion of the purchase price was paid to SPR Holdings at closing and the remaining $5 million was placed into an escrow account to serve as a source of funds to satisfy the indemnification obligations of SPR Holdings under the purchase agreement.

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